Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS.

NORWALK, CT., October 24, 2008 – Bolt Technology Corporation (NASDAQ:BOLT) today announced financial results for the first quarter of fiscal year 2009, the three months ended September 30, 2008.

Sales for the first quarter of fiscal 2009 amounted to $11,263,000 compared to $14,336,000 in last year’s first quarter. Income from continuing operations amounted to $2,280,000 ($0.27 per share) compared to $3,295,000 ($0.38 per share) last year and net income amounted to $2,280,000 ($0.27 per share) this year compared to $3,455,000 ($0.40 per share) last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “During the first quarter of fiscal 2009, our sales decreased 21% from the first quarter of fiscal 2008 principally due to a decrease in sales of new energy sources (air guns). Sales of air guns decreased about 50% from last year but this was partially offset by a 33% increase in sales of underwater connectors and seismic source controllers.”

Mr. Soto added, “Our current financial position remains solid with over $20,000,000 in cash and cash equivalents, over $41,000,000 in working capital and no debt. We continue to experience active customer inquiries and we remain cautiously optimistic that fiscal 2009 will be a good year for our Company. However, a reduction in worldwide exploration spending as a result of the recent turmoil in the world credit markets and/or a decrease in the demand for oil which could result from a severe economic downturn, would undoubtedly have an effect on our business.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of oilfield services equipment, including seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in the offshore seismic exploration for oil and gas.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These include statements about anticipated financial performance, future revenues or earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Income Statements (Unaudited)

	Three Months Ended September 30,
	2008	2007
Sales	$11,263,000	$14,336,000
Costs and expenses	7,862,000	9,573,000

Income before income taxes	3,401,000	4,763,000
Provision for income taxes	1,121,000	1,468,000

Income from continuing operations	2,280,000	3,295,000
Income from discontinued operations, net of taxes	—	160,000

Net Income	$2,280,000	$3,455,000

Earnings per share:
Income from continuing operations	$0.27	$0.38
Income from discontinued operations, net of taxes	—	0.02

Net Income	$0.27	$0.40

Average shares outstanding	8,596,000	8,582,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2008	2007		2008	2007
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$20,337,000	$6,856,000	Accounts payable	$2,126,000	$3,299,000
Accounts receivable	9,772,000	11,830,000	Accrued expenses	2,004,000	1,641,000
Inventories	16,255,000	12,353,000	Income taxes payable	1,153,000	1,452,000
Other	429,000	610,000
Current assets of discontinued operations	—	1,044,000

	46,793,000	32,693,000		5,283,000	6,392,000
Property and equipment	4,424,000	3,691,000	Deferred income taxes of discontinued operations	—	666,000

Goodwill	10,330,000	11,263,000	Total Liabilities	5,283,000	7,058,000
Other intangible assets	1,412,000	—
Other assets	220,000	210,000
Long-term assets of discontinued operations	—	3,421,000	Stockholders’ Equity	57,896,000	44,220,000

	$63,179,000	$51,278,000		$63,179,000	$51,278,000

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